Exhibit 99.2

JLG INDUSTRIES, INC. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended July 31,
(in millions, except per share data)	2006	2005	2004
Revenues
Net sales	$2,268.3	$1,713.8	$1,170.2
Financial products	11.1	11.9	15.2
Rentals	10.0	9.3	8.6
	2,289.4	1,735.0	1,194.0
Cost of sales	1,846.4	1,447.8	968.6
Gross profit	443.0	287.2	225.4
Selling and administrative expenses	164.3	142.3	128.5
Product development expenses	30.3	24.6	21.0
Gain related to sale of Gradall excavator product line	(14.6)	—	—
Income from operations	263.0	120.3	75.9
Other income (deductions):
Interest expense, net of interest income	(17.7)	(28.6)	(35.4)
Miscellaneous, net	(3.2)	1.4	1.4
Income before taxes	242.1	93.1	41.9
Income tax provision	92.8	35.9	15.3
Net income	$149.3	$57.2	$26.6

Earnings per common share	$1.43	$.61	$.31

Earnings per common share—assuming dilution	$1.40	$.60	$.30

Cash dividends per share	$.015	$.01	$.01

Weighted average shares outstanding	104.3	93.1	85.7

Weighted average shares outstanding—assuming dilution	106.5	95.6	88.1

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	July 31,
(in millions, except per share data)	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$328.1	$223.6
Trade accounts and finance receivables, less allowance for doubtful accounts and provision for losses of $9.9 in 2006 and $11.3 in 2005	445.6	419.9
Inventories	212.9	169.1
Other current assets	47.6	56.7
Total Current Assets	1,034.2	869.3
Property, plant and equipment, net	98.3	85.9
Equipment held for rental, net of accumulated depreciation of $9.6 in 2006 and $9.0 in 2005	21.5	22.6
Finance receivables, less current portion	29.2	30.4
Pledged finance receivables, less current portion	7.7	33.6
Goodwill	57.4	61.6
Intangible assets, net of accumulated amortization of $5.3 in 2006 and $6.8 in 2005	74.1	32.1
Other assets	74.9	68.1
	$1,397.3	$1,203.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$5.7	$0.7
Current portion of long-term debt	2.8	0.8
Current portion of limited recourse debt from finance receivables monetizations	16.0	29.6
Accounts payable	233.7	200.3
Accrued expenses	168.6	148.7
Total Current Liabilities	426.8	380.1
Long-term debt, less current portion	207.4	224.2
Limited recourse debt from finance receivables monetizations, less current portion	7.7	34.0
Accrued post-retirement benefits	25.7	31.1
Other long-term liabilities	20.0	27.3
Provisions for contingencies	34.3	28.3
Shareholders’ Equity
Capital stock:
Authorized shares: 200.0 at $.20 par value Issued and outstanding shares: 2006 — 106.8 shares; 2005 — 103.3 shares	21.4	20.7
Additional paid-in capital	209.3	170.4
Retained earnings	458.2	310.5
Unearned compensation	—	(7.4)
Accumulated other comprehensive loss	(13.5)	(15.6)
Total Shareholders’ Equity	675.4	478.6
	$1,397.3	$1,203.6

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Capital Stock		Additional	Retained	Unearned	Accumulated Other Comprehensive	Total Shareholders’
(in millions, except per share data)	Shares	Par Value	Paid-in Capital	Earnings	Compensation	(Loss) Income	Equity
Balances at July 31, 2003	86.7	$17.3	$14.9	$228.5	$(5.4)	$(7.6)	$247.7
Comprehensive income:
Net income for the year				26.6
Aggregate translation adjustment						0.1
Minimum pension liability adjustment, net of deferred taxes of $0.7						1.4
Total comprehensive income							28.1
Dividends paid: $.01 per share				(0.8)			(0.8)
Shares issued under incentive plan	1.1	0.3	5.2		(3.0)		2.5
Tax benefit related to exercise of nonqualified stock options			0.7				0.7
Amortization of unearned compensation					3.1		3.1
Balances at July 31, 2004	87.8	17.6	20.8	254.3	(5.3)	(6.1)	281.3
Comprehensive income:
Net income for the year				57.2
Aggregate translation adjustment						(7.6)
Minimum pension liability adjustment, net of deferred tax benefit of $1.2						(1.9)
Total comprehensive income							47.7
Dividends paid: $.01 per share				(1.0)			(1.0)
Net proceeds from issuance of Common Stock	11.5	2.3	117.1				119.4
Shares issued under incentive plan	4.0	0.8	24.6		(5.6)		19.8
Tax benefit related to exercise of nonqualified stock options			7.9				7.9
Amortization of unearned compensation					3.5		3.5
Balances at July 31, 2005	103.3	20.7	170.4	310.5	(7.4)	(15.6)	478.6
Comprehensive income:
Net income for the year				149.3
Aggregate translation adjustment						(1.3)
Minimum pension liability adjustment, net of deferred taxes of $2.1						3.4
Total comprehensive income							151.4
Dividends paid: $.015 per share				(1.6)			(1.6)
Stock options exercised	3.1	0.6	18.0				18.6
Tax benefit related to exercise of nonqualified stock options			20.4				20.4
Stock-based compensation and awards of restricted shares	0.4	0.1	7.9				8.0
Reclassification of unearned compensation to additional paid in capital upon adoption of Statement of Financial Accounting Standards No. 123R (see Note 1)			(7.4)		7.4		—
Balances at July 31, 2006	106.8	$21.4	$209.3	$458.2	$—	$(13.5)	$675.4

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
(in millions)	2006	2005	2004
OPERATIONS
Net income	$149.3	$57.2	$26.6
Adjustments to reconcile net income to cash flow from operating activities:
Gain related to sale of Gradall excavator product line	(14.6)	—	—
Gain on sale of equipment held for rental	(13.7)	(11.7)	(12.5)
(Gain) loss on sale of property, plant and equipment	(0.4)	0.9	0.3
Non-cash charges and credits:
Depreciation and amortization	28.6	28.9	25.7
Provision for self-insured losses	11.7	12.7	10.3
Deferred income taxes	(2.3)	(16.5)	(7.9)
Other	14.9	10.8	14.7
Changes in selected working capital items:
Accounts receivable	(45.3)	(25.9)	(66.3)
Inventories	(64.7)	(15.3)	9.2
Accounts payable	42.3	60.4	33.2
Other operating assets and liabilities	33.5	30.6	13.5
Changes in finance receivables	(2.3)	1.9	(6.1)
Changes in pledged finance receivables	(0.6)	—	(14.9)
Changes in other assets and liabilities	(17.6)	8.4	(11.1)
Cash flow from operating activities	118.8	142.4	14.7

INVESTMENTS
Purchases of property, plant and equipment	(32.6)	(15.4)	(12.4)
Proceeds from the sale of property, plant and equipment	0.7	1.1	0.1
Purchases of equipment held for rental	(43.5)	(31.3)	(26.7)
Proceeds from the sale of equipment held for rental	50.6	35.1	33.3
Proceeds from the sale of Gradall excavator product line	33.0	—	—
Cash portion of acquisitions	(47.1)	(0.1)	(109.6)
Other	0.1	0.3	0.4
Cash flow used for investing activities	(38.8)	(10.3)	(114.9)

FINANCING
Issuance of long-term debt	10.0	156.0	352.0
Repayment of long-term debt	(21.5)	(232.5)	(362.6)
Issuance of limited recourse debt	—	—	14.0
Repayment of limited recourse debt	—	—	(0.3)
Payment of dividends	(1.6)	(1.0)	(0.8)
Net proceeds from issuance of common stock	—	119.4	—
Cash proceeds received from the exercise of stock options	18.6	19.8	2.5
Excess tax benefits from stock-based compensation	20.4	—	—
Cash flow from financing activities	25.9	61.7	4.8

CURRENCY ADJUSTMENTS
Effect of exchange rate changes on cash	(1.4)	(7.9)	0.3

CASH AND CASH EQUIVALENTS
Net change in cash and cash equivalents	104.5	185.9	(95.1)
Beginning balance	223.6	37.7	132.8
Ending balance	$328.1	$223.6	$37.7

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions, except per share data and unless otherwise indicated)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Principles of Consolidation and Statement Presentation

The consolidated financial statements include our accounts and those of our subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

We operate on a 5-4-4 week quarter with our fiscal year and fourth quarter ending on July 31. Our first quarter ends on the Sunday closest to October 31 that either coincides with or precedes that date. Our second and third quarters end 13 and 26 weeks, respectively, following the end of the first quarter.

Reclassifications

Where appropriate, we have reclassified certain prior year amounts in the consolidated financial statements to conform to the fiscal 2006 presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Capital Stock

On March 27, 2006, we distributed a two-for-one stock split of our then outstanding common stock.  All share and per share data included in this report on Form 10-K have been restated to reflect the stock split.

Revenue Recognition

We recognize revenue when all the following criteria are satisfied with regard to a specific transaction: persuasive evidence that a sales arrangement exists; the price is fixed or determinable; collectibility of cash is reasonably assured; and delivery has occurred or services have been rendered.  For the majority of our sales, we recognize revenue when title is transferred to the customer as soon as the product is shipped.  For a portion of our sales, primarily in Europe, we recognize revenue when title is transferred to the customer upon receipt at the customer’s location. In addition, certain sales, including our ATLAS brand of military telehandler products, may be invoiced prior to the time customers take physical possession. In such cases, revenue is recognized only when the customer has a fixed commitment to purchase the equipment, the equipment has been completed and made available to the customer for pickup or delivery, and the customer has requested that we hold the equipment for pickup or delivery at a time specified by the customer. In such cases, the equipment is invoiced under our customary billing terms, title to the equipment and risk of ownership passes to the customer upon invoicing, the equipment is segregated from our inventory and identified as belonging to the customer, and we have no further obligations under the order other than customary post-sales support activities. During fiscal 2006, less than 1.0% of our sales were invoiced and the revenue recognized prior to customers taking physical possession.  In order for us to recognize revenue on the Millennia Military Vehicle (“MMV”) brand of military telehandler products, they must pass inspection by a government Quality Assurance Representative (“QAR”) at the point of production to ensure special paint requirements are met and by a government representative at the point of destination to verify delivery without damage during transportation.

The terms for sales transactions with some of our distributors and customers may include specific volume-based incentives, which are calculated and paid or credited on account as a percentage of actual purchases.  We account for these incentives as sales discounts at the time of revenue recognition as a direct reduction of sales.  We review our accrual for sales incentives on a quarterly basis and any adjustments are reflected in current earnings.

We account for certain equipment lease contracts as sales-type leases. The present value of all payments, net of executory costs (such as legal fees), is recorded as revenue and the related cost of the equipment is charged to cost of sales. The associated interest is recorded over the term of the lease using the interest method. In addition, we lease equipment held for rental and recognize rental revenues in the period they are earned over the lease term.

We enter into rental purchase guarantee agreements (“RPGs”) with some of our customers. These agreements are normally for a term of no greater than twelve months and provide for rental payments with a guaranteed purchase option at the end of the agreement.  At the inception of the agreement, we record the full amount due under the agreement as revenue and the related cost of the equipment is charged to cost of sales.

We ship equipment on a limited basis to certain customers on consignment, but we recognize the revenues only upon final sale of the equipment by the consignee. At July 31, 2006, we had $6.2 million of inventory on consignment.

Shipping and Handling Fees

We reflect shipping and handling fees billed to customers as sales, while the related shipping and handling costs are included in cost of sales. The amount of such shipping and handling costs were not material to the financial statements.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents and classify such amounts as cash and cash equivalents.  These investments may include domestic commercial paper, direct obligations of the U.S. Government, repurchase agreements, corporate debt instruments, mutual funds and money market and time deposit investments in Europe with non-U.S. banks.

Inventories

Inventories are stated at the lower of cost or market. The cost of inventories located in the United States is based primarily on the LIFO (last-in, first-out) method. All other inventories are based on the FIFO (first-in, first-out) method.

Our inventories consist of the following at July 31:

	2006	2005
Finished goods	$112.4	$78.8
Raw materials and work in process	116.1	107.4
Less excess and obsolete inventory reserve	228.5	186.2
	(6.5)	(8.9)
Net inventories at FIFO cost	222.0	177.3
Less LIFO reserve	(9.1)	(8.2)
	$212.9	$169.1

The cost of inventories stated under the LIFO method was 41% and 44% at July 31, 2006 and 2005, respectively, of our total inventory.

Property, Plant and Equipment and Equipment Held for Rental

Property, plant and equipment and equipment held for rental are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, based on useful lives of 15 years for land improvements, 10 to 20 years for buildings and improvements, three to 10 years for machinery and equipment, and three to seven years for equipment held for rental. Depreciation expense was $25.4 million, $25.3 million and $22.7 million for the fiscal years 2006, 2005 and 2004, respectively, and includes the amortization of assets under capital leases.

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Judgments made by us related to the expected useful lives of long-lived assets and our ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in the expected use of the assets, changes in economic conditions, changes in operating performance and anticipated future cash flows. Since judgment is involved in determining the fair value of long-lived assets, there is risk that the carrying value of our long-lived assets may require adjustment in future periods. If actual fair value is less than our estimates, long-lived assets may be overstated on the balance sheet and a charge would need to be taken against earnings.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of identifiable assets and liabilities acquired in business acquisitions.

We perform a goodwill impairment test on at least an annual basis during our fourth quarter, or more frequently in certain circumstances, by assessing the fair value of our reporting units based upon a discounted cash flow methodology. We cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our customer base, or a material negative change in a relationship with a significant customer. The cash flows are based on management’s projection of future financial results, including revenues, costs, working capital changes and capital expenditures and are discounted at a rate corresponding to a “market” rate. Actual results will differ from those estimates.

If the carrying amount of the reporting unit exceeds the estimated fair value determined through that discounted cash flow methodology, goodwill impairment could be present. We would measure the goodwill impairment loss based upon the fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimate the implied fair value of goodwill. An impairment loss would be recognized to the extent that a reporting unit’s recorded goodwill exceeded the implied fair value of goodwill.

We determined our reporting units to be our business operating segments for the purpose of our annual goodwill impairment test.  We used our North American and European Distribution business operating segments as our reporting units in the determination of goodwill impairment.

This table presents our reconciliation of the recorded goodwill during the period from August 1, 2004 to July 31, 2006:

	North American Distribution	European Distribution	Total
Balance as of August 1, 2004	$60.8	$2.1	$62.9
Additions	—	0.1	0.1
Reductions	(1.4)	—	(1.4)
Balance as of July 31, 2005	59.4	2.2	61.6
Dispositions	(1.2)	—	(1.2)
Reductions	(3.1)	—	(3.1)
Translation	—	0.1	0.1
Balance as of July 31, 2006	$55.1	$2.3	$57.4

The $1.2 million disposition during fiscal 2006 was the result of the sale of the Gradall excavator product line during the third quarter. There were no dispositions of businesses with related goodwill during fiscal 2005. Purchase accounting adjustments during fiscal 2006 and 2005 related to reductions in the initial accruals as a result of the finalization of our plan of integrating the OmniQuip business with our existing business. In accordance with Emerging Issue Task Force (“EITF”) No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” costs expended which are less than the amount recorded as a liability assumed in a purchase business combination reduce the cost of the acquired company.

Income Taxes

Deferred income tax assets and liabilities arise from differences between the tax basis of assets or liabilities and their reported amounts in the financial statements. Deferred tax balances are determined by using the tax rate expected to be in effect when the taxes are paid or refunds received.

Product Development

We incurred product development costs of $28.7 million, $23.8 million and $20.2 million in fiscal 2006, 2005 and 2004, respectively, which were charged to expense as incurred.

Product Warranty

Most of our products carry a product warranty. That product warranty generally provides that we will repair or replace parts of the product found to be defective in material or workmanship during the specified warranty period following purchase at no cost to the customer. In addition, we provide a one-year warranty on replacement or service parts that we sell. We provide for an estimate of costs that may be incurred under our warranty at the time product revenue is recognized based on the historical percentage relationships of such costs to machine sales and applied to current equipment sales. In addition, specific reserves are maintained for programs related to machine safety and reliability issues. Estimates are made regarding the size of the population, the type of program, costs to be incurred by us and estimated participation.

This table presents our reconciliation of accrued product warranty during the period from August 1, 2004 to July 31, 2006:

Balance as of August 1, 2004	$11.8
Payments	(12.9)
Accruals	14.5
Balance as of July 31, 2005	13.4
Payments	(13.6)
Accruals	17.9
Sale of Gradall excavator product line (see Note 3)	(1.0)
Balance as of July 31, 2006	$16.7

Concentrations of Credit Risk

Financial instruments, which potentially expose us to concentrations of credit risk, consist primarily of trade and finance receivables. As of July 31, 2006, approximately 10% of our trade receivables were due from one customer and approximately 45% of our finance receivables were due from three customers (including 17% from the same customer that accounts for 10% of our trade receivables).  We routinely evaluate the creditworthiness of our customers and secure transactions with letters of credit or other forms of security where we believe the risk warrants it. Finance receivables are collateralized by a security interest in the underlying assets.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed in the year incurred. Advertising has been incurred when the services have been rendered or provided. Advertising and promotion expense was $10.0 million, $9.1 million and $6.0 million in fiscal 2006, 2005 and 2004, respectively.

Foreign Currency Translation

The financial statements of our foreign operations are measured in their local currency and then translated into U.S. dollars. All balance sheet accounts have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in the exchange rates from year to year are accumulated in a separate component of shareholders’ equity.

We are exposed to risks arising from changes in foreign currency rates, primarily the British pound, Euro and Australian dollar. The aggregate gains and losses associated with foreign currency transactions included in the results of operations were losses of $2.8 million in fiscal 2006, gains of $5.8 million in fiscal 2005 and losses of $2.3 million in fiscal 2004.

Derivative Instruments

We are exposed to market risks from changes in interest rates and foreign currency exchange rates. We entered into interest rate swap agreements to manage our interest rate exposure in order to achieve a cost-effective mix of fixed- and variable-rate indebtedness. We do not utilize derivatives that contain leverage features. On the date on which we enter into a derivative, the derivative is designated as a hedge of the identified exposure. We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking hedge transactions. In that documentation, we specifically identify the hedged item and state how the hedging instrument is expected to reduce the risks related to the hedged item.

We have designated our outstanding interest rate swap agreements as fair value hedges of the underlying fixed-rate obligations. The objective of our hedges is to protect the debt against changes in fair value due to changes in the benchmark interest rate. The fair value of interest rate swap agreements is recorded in other assets or other long-term liabilities with a corresponding increase or decrease in the fixed-rate obligation. The changes in the fair value of interest rate swap agreements and the underlying fixed-rate obligations are recorded as equal and offsetting unrealized gains and losses in interest expense in the Consolidated Statements of Income. We have structured our interest rate swap agreements to be 100% effective. As a result, there is no current impact on earnings resulting from hedge ineffectiveness.

Our outstanding interest rate swap instruments at July 31, 2006 consisted of a $70.0 million notional fixed-to-variable rate swap with a fixed-rate receipt of 8 3/8% and a $62.5 million notional fixed-to-variable rate swap with a fixed-rate receipt of 8 1/4%. The bases of the variable rates paid related to our

$70.0 million and $62.5 million interest rate swap instruments are the six month London Interbank Offered Rate (LIBOR) plus 4.51% and 5.15%, respectively. The fair value of our interest rate hedges were a negative $8.9 million at July 31, 2006 and reflect the estimated amount that we would owe to terminate the contracts at the reporting date.  The fair value of our interest rate hedges is included in long-term debt, less current portion on our Consolidated Balance Sheets.

With respect to foreign currency market risk, we enter into certain foreign currency contracts; principally forward exchanges, to manage some of our foreign currency exchange risk. Some natural hedges are also used to mitigate transaction and forecasted exposures. Through our foreign currency hedging activities, we seek primarily to minimize the risk that cash flows resulting from the sales of our products will be affected by changes in exchange rates. Although these contracts qualify as derivative instruments under Statement of Financial Accounting Standards (“SFAS”) No. 133, we have not designated these instruments as hedge transactions under SFAS No. 133 and, accordingly, the mark-to-market impact of these derivatives is recorded each period in current earnings. The fair value of foreign currency related derivatives are included in the Consolidated Balance Sheet in other current assets and other current liabilities. The mark-to-market impact related to the above forwards were a loss of approximately $9.2 million in fiscal 2006 and gains of approximately $7.7 million and $0.2 million in the fiscal 2005 and 2004, respectively, and are included in “Miscellaneous, net” in the Consolidated Statements of Income.

Employee Retirement Plans

We have discretionary, defined contribution retirement plans covering our eligible U.S. employees. Our Board of Directors annually evaluates and determines the level of contributions to the plans. The contributions to the plans are based on a calendar year while our fiscal year ends July 31. Accordingly, we estimate our financial performance on a fiscal basis, which could turn out significantly different on a calendar basis. We estimate contributions to these plans based upon our projected profitability, and we accrue the contributions as a percentage of payroll each pay period. We review the amount accrued on a quarterly basis. If our actual financial performance or the percentage of payroll differs significantly from the projections, we may be required to adjust the accruals.

Stock-Based Compensation

Prior to August 1, 2005, we applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. See Note 16 of the Notes to Consolidated Financial Statements for information regarding our stock-based incentive plan, options outstanding and options exercisable. No stock-based compensation expense was recognized in our Consolidated Statements of Income prior to fiscal 2006 for stock option grants, as the exercise price was equal to the market price of the underlying stock on the date of grant. In addition, previously we recorded unearned stock-based compensation for nonvested restricted stock awards as “unearned compensation” in the shareholders’ equity section of our Consolidated Balance Sheets.

On August 1, 2005, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” requiring us to recognize expense related to the fair value of our stock-based compensation awards. We elected the modified prospective transition method as permitted by SFAS No. 123R. Under this transition method, stock-based compensation expense for fiscal 2006 included: (a) compensation expense related to restricted stock awards, (b) compensation expense for all stock options granted prior to, but not yet vested as of July 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and (c) compensation expense for awards granted subsequent to August 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.  In accordance with the modified prospective transition method of SFAS No. 123R, financial results for prior periods have not been restated.

SFAS No. 123R requires that cash flows from tax benefits resulting from tax deductions in excess of the compensation cost recognized for stock-based awards (“excess tax benefits”) be classified as financing cash flows prospectively from January 1, 2006. Prior to the adoption of SFAS No. 123R, such excess tax benefits were presented as operating cash flows.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period. The following table illustrates the effect on net income and income per share if we had applied the fair value recognition provisions of SFAS No. 123 for the years ended July 31:

	2005	2004
Net income, as reported	$57.2	$26.6
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2.3)	(2.9)
Pro forma net income	$54.9	$23.7

Earnings per share:
Earnings per common share—as reported	$.61	$.31
Earnings per common share—pro forma	$.59	$.28
Earnings per common share—assuming dilution—as reported	$.60	$.30
Earnings per common share—assuming dilution—pro forma	$.57	$.27

The weighted-average fair values at date of grant for options granted during fiscal 2006, 2005 and 2004 were $9.65, $7.04 and $3.68, respectively, and were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006	2005	2004
Expected volatility	48.1%	51.5%	59.1%
Expected life in years	6.0	5.0	5.0
Dividend yield	.07%	.07%	.14%
Risk free interest rate	4.98%	4.03%	3.68%

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”.  Previously, APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change.  SFAS No. 154 requires companies to recognize a change in accounting principle, including a change required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior period financial statements.  SFAS No. 154 was effective as of January 1, 2006 and the adoption of this standard did not have any impact on us in fiscal 2006.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.  SFAS No. 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to SFAS No. 133. In addition, SFAS No. 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We are currently evaluating the impact of SFAS No. 155 on our financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” which amends SFAS No. 140. SFAS No. 156 provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment.

SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted. We are currently evaluating the impact of SFAS No. 156 on our financial condition and results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109. FIN 48 provides guidance for the recognition, derecognition and measurement in financial statements of tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than fifty percent likely of being realized upon ultimate settlement. We will be required to adopt FIN 48 as of August 1, 2007, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of FIN 48 on our financial condition and results of operations.

NOTE 2—ACQUISITIONS

FISCAL 2006

On October 27, 2005, we entered into a 20-year strategic alliance (the “Alliance”) with Caterpillar Inc. (“Caterpillar”) related to the design, manufacture and sale by us of Caterpillar branded telehandlers. The Alliance establishes separate dates in different geographic markets for the transition of telehandler manufacturing and selling responsibility from Caterpillar to us ranging from July 1 to November 1, 2006. As part of the Alliance, we acquired certain equipment, inventory and substantially all of the tooling and intellectual property used by Caterpillar exclusively in connection with the design and manufacture of Caterpillar’s current European telehandler products.  The purchase price for these Caterpillar telehandler assets was $52.1 million, which included transaction expenses of $0.6 million, of which $46.4 million was paid at closing on November 30, 2005 with the remaining $5.0 million paid on September 15, 2006.  We funded the cash portion of the purchase price of the Caterpillar telehandler assets and the transaction expenses with cash generated from operations.

We made this asset acquisition because of its strategic fit and adherence to our growth strategy and acquisition criteria.  This acquisition was an addition to our North American and European Distribution segments and has been accounted for as an asset purchase.

The following table summarizes our estimated fair values of the Caterpillar telehandler assets acquired and liabilities assumed:

Property, plant and equipment	$6.3
Inventory	0.8
Other intangible assets	45.1
Other liabilities	(0.1)
Net cash consideration	$52.1

Of the $45.1 million of acquired intangible assets as of July 31, 2006, $29.8 million was assigned to distributor and customer relations (20-year weighted-average useful life), $8.9 million was assigned to patents (10-year weighted-average useful life) and $6.4 million was assigned to a covenant not-to-compete agreement (20-year weighted-average useful life). The entire amount of intangible assets is expected to be deductible for tax purposes.

We continue to evaluate the initial purchase price allocation for the Caterpillar telehandler asset acquisition, and we will adjust the allocations as additional information relative to the fair market values of the assets and liabilities become known.   Examples of factors and information that we use to refine the allocations include tangible and intangible asset appraisals.

FISCAL 2004

We completed several acquisitions of existing businesses during the year ended July 31, 2004. We completed these acquisitions because of their strategic fit and adherence to our growth strategy and acquisition criteria. The acquisitions during this time period were accounted for as purchases and have resulted in the recognition of goodwill in our financial statements. Goodwill arising from the purchase accounting reflects a number of factors including the future earnings and cash flow potential of the acquired business and complimentary strategic fit and resulting synergies these acquisitions bring to existing operations.

On April 30, 2004, we completed the purchase of Delta Manlift SAS (“Delta”), a subsidiary of The Manitowoc Company (“Manitowoc”) for $9.9 million, which included transaction expenses of $0.9 million. Headquartered in Tonneins, France, Delta has two facilities that manufacture the Toucan brand of vertical mast lifts, and a line of aerial work platforms distributed throughout Europe for use principally in industrial and maintenance operations. In addition, we purchased certain intellectual property and related assets of Manitowoc’s discontinued product lines, which permitted us to re-launch selected models of the Liftlux brand scissor lifts. We funded the purchase price with cash generated from operations.

The following table summarizes our estimated fair values of the Delta assets acquired and liabilities assumed on April 30, 2004:

Accounts receivable	$8.5
Inventory	3.2
Property, plant and equipment	1.4
Goodwill	0.7
Other intangible assets, trademarks	2.9
Accounts payable	(3.9)
Other assets and liabilities, net	(2.8)
Assumed debt	(0.1)
Net cash consideration	$9.9

Of the $2.9 million of acquired intangible assets, $1.4 million was assigned to registered trademarks that are not subject to amortization. The remaining $1.5 million of acquired intangible assets was assigned to a registered trademark that has a useful life of 10 years.

The operating results of Delta are included in our consolidated results from operations beginning April 30, 2004.

On August 1, 2003, we acquired the OmniQuip business unit (“OmniQuip”) of Textron Inc., which includes all operations relating to the SkyTrak and Lull brand commercial telehandler products and the ATLAS and the MMV military telehandler products, for $107.1 million, which included transaction expenses of $5.6 million, with $90.0 million paid in cash at closing and $10.0 million paid in the form of an unsecured subordinated promissory note due on the second anniversary of the closing date. On February 4, 2004, we paid off this $10.0 million unsecured subordinated promissory note payable and post-closing purchase price adjustments in favor of Textron totaling $1.5 million.

The following table summarizes our fair values of the OmniQuip assets acquired and liabilities assumed on August 1, 2003:

Accounts receivable	$33.9
Inventory	37.4
Property, plant and equipment	9.7
Goodwill	26.7
Other intangible assets, primarily trademarks and patents	34.2
Accounts payable	(19.5)
Other assets and liabilities, net (a)	(11.7)
Assumed debt	(3.6)
Net cash consideration	$107.1

(a)       Includes $8.1 million related to personnel reductions and facility closings or restructuring.

Of the $34.2 million of acquired intangible assets, $23.6 million was assigned to registered trademarks that are not subject to amortization. The remaining $10.6 million of acquired intangible assets has a weighted-average useful life of approximately eight years. The intangible assets that make up that amount include distributor and customer relations of $1.0 million (20-year weighted-average useful life), patents of $5.8 million (nine-year weighted-average useful life), and contracts of $3.8 million (two-year weighted-average useful life). The entire amount of intangible assets and goodwill is expected to be deductible for tax purposes.

The operating results of OmniQuip are included in our consolidated results from operations beginning August 1, 2003.

In connection with our acquisitions, we assess and formulate plans related to their future integration. This process begins during the due diligence process and is concluded within twelve months of the acquisition. We accrue estimates for certain costs, related primarily to personnel reductions and facility closures or restructurings, anticipated at the date of acquisition, in accordance with EITF No. 95-3. Adjustments to these estimates are made as plans are finalized, but in no event beyond one year from the acquisition date. To the extent these accruals are not utilized for the intended purpose, the excess is recorded as a reduction of the purchase price, typically by reducing recorded goodwill balances. Costs incurred in excess of the recorded accruals are expensed as incurred.

As part of our OmniQuip integration plan, we permanently closed five facilities of the acquired business and relocated that production into our existing facilities. Additionally, we have reduced employment and will incur costs associated with the involuntary termination benefits and relocation costs. These costs are incremental to our combined enterprise and are incurred as a direct result of our exit plan. Accrued liabilities associated with these integration activities include the following (in millions, except headcount):

Involuntary Employee Termination and Relocation Benefits:
Accrual related to OmniQuip acquisition	$10.0
Adjustment to initial accrual	(2.4)
Costs incurred	(4.8)
Balance at July 31, 2004	2.8
Adjustment to initial accrual	(1.1)
Costs incurred	(1.3)
Balance at July 31, 2005	0.4
Costs incurred	—
Balance at July 31, 2006	$0.4

Facility Closure and Restructuring Costs:
Accrual related to OmniQuip acquisition	$13.6
Adjustment to initial accrual	(7.7)
Costs incurred	(1.6)
Balance at July 31, 2004	4.3
Adjustment to initial accrual	(1.1)
Balance at July 31, 2005	3.2
Adjustment to initial accrual	(3.2)
Balance at July 31, 2006	$—

The adjustments to the initial accruals represent decreases to these accruals and an associated decrease to goodwill as a result of the finalization of our plan of integrating the OmniQuip business with our existing business. In accordance with EITF No. 95-3, costs expended which are less than the amount recorded as a liability assumed in a purchase business combination reduce the cost of the acquired company.

The remaining involuntary employee termination and relocation benefits accrual of $0.4 million relates to the estimated relocation payments for eight employees.

NOTE 3—DISPOSITION OF ASSETS

On February 3, 2006, we sold substantially all of the assets pertaining to our line of Gradall excavators to Alamo Group Inc. (“AGI”) for cash consideration of $33.0 million net of adjustments based on a balance sheet as of the closing date and on valuation of certain pension liabilities and assets. The sale included the 430,000 square foot manufacturing facility in New Philadelphia, Ohio and related equipment, machinery, tooling, and intellectual property. The Gradall excavator product line included crawler and wheeled models. Divesting this product line was consistent with our strategy of focusing our efforts on our core access business and the proceeds from the sale will be used to continue implementing our growth strategy. In addition to the purchase agreement, we executed a six-month transition supply agreement with AGI covering components for our telescopic material handler product lines that at closing were manufactured at the New Philadelphia facility.  The Gradall excavator product line was part of our North American Distribution segment. The sale of our line of Gradall excavators resulted in a one-time pre-tax gain of $14.6 million, including the $6.7 million curtailment gain discussed in Note 13.

The carrying amounts of the major classes of assets and liabilities were as follows as of February 3, 2006:

ASSETS
Trade receivables — net	$7.3
Inventories	21.1
Property, plant and equipment	8.9
Goodwill	1.2
Other assets	2.2
$40.7
LIABILITIES AND SHAREHOLDERS EQUITY
Accounts payable	$8.9
Accrued expenses	3.7
Other long-term liabilities	7.5
Provisions for contingencies	0.1
Accumulated other comprehensive loss	(3.4)
$16.8

NOTE 4—BASIC AND DILUTED EARNINGS PER SHARE

This table presents our computation of basic and diluted earnings per share for the years ended July 31:

	2006	2005	2004
Net income	$149.3	$57.2	$26.6

Denominator for basic earnings per share—weighted average shares	104.3	93.1	85.7
Effect of dilutive securities—employee stock options and unvested restricted shares	2.2	2.5	2.4
Denominator for diluted earnings per share—weighted average shares adjusted for dilutive securities	106.5	95.6	88.1

Earnings per common share	$1.43	$.61	$.31

Earnings per common share—assuming dilution	$1.40	$.60	$.30

NOTE 5—TRADE ACCOUNTS AND FINANCE RECEIVABLES

Our current portion of trade accounts and finance receivables consisted of the following at July 31:

	2006	2005
Trade accounts receivable	$428.3	$394.0
Finance receivables	11.3	8.0
Pledged finance receivables	15.9	29.2
	455.5	431.2
Less allowance for doubtful accounts and provisions for losses	(9.9)	(11.3)
	$445.6	$419.9

Finance receivables represent sales-type leases resulting from the sale of our products. Our sales-type leases may have a component of residual value which anticipates that a piece of equipment will have a minimum fair market value at a future point in time and the residual value accrues to us at the end of the lease. We use our experience and knowledge as an original equipment manufacturer and participant in end markets for our products along with third-party studies to provide us with values for our products in the used equipment market and to estimate residual values. We monitor these values for impairment and reflect any resulting adjustments in current earnings.

Our net investment in finance and pledged finance receivables was as follows at July 31:

	2006	2005
Gross finance and pledged finance receivables	$63.9	$91.5
Estimated residual value	8.5	18.4
	72.4	109.9
Unearned income	(8.3)	(8.6)
Net finance and pledged finance receivables	64.1	101.3
Provision for losses	(2.2)	(2.8)
	$61.9	$98.5

Of the total finance and pledged finance receivables balances at July 31, 2006 and 2005, $23.6 million and $62.9 million, respectively, are pledged finance receivables resulting from the monetization of finance receivables. In compliance with SFAS No. 140, “Accounting for Transfers and Servicing of

Financial Assets and Extinguishment of Liabilities,” these transactions are accounted for as debt on our Consolidated Balance Sheets. The maximum loss exposure associated with these transactions was $8.8 million as of July 31, 2006. As of July 31, 2006, our provision for losses related to these transactions was $0.4 million.

The following table displays the contractual maturity of our finance and pledged finance receivables. It does not necessarily reflect the timing of future cash collections because of various factors including the possible refinancing or sale of finance receivables and repayments prior to maturity.

For the 12-month periods ended July 31:

2007	$27.6
2008	15.9
2009	7.2
2010	4.1
2011	6.2
Thereafter	2.9
Residual value in equipment at lease end	8.5
Less: unearned finance income	(8.3)
Net investment in leases	$64.1

Provisions for losses on finance and pledged finance receivables are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover losses in the existing receivable portfolio.

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

Our property, plant and equipment consisted of the following at July 31:

	2006	2005
Land and improvements	$8.2	$8.7
Buildings and improvements	61.1	63.4
Machinery and equipment	115.2	111.1
Construction-in-process	23.0	4.6
	207.5	187.8
Less allowance for depreciation and amortization	(109.2)	(101.9)
	$98.3	$85.9

At July 31, 2006 and 2005, assets under capital leases totaled $3.5 million, and were included in buildings and improvements in the table above. Accumulated amortization of assets held under capital leases totaled $1.8 million and $1.2 million at July 31, 2006 and 2005, respectively.

NOTE 7—INTANGIBLE ASSETS

Intangible assets consisted of the following at July 31, 2006:

	Weighted Average Amortization Period (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite Lived
Customer-related	20	$30.8	$(1.3)	$29.5
Patents	10	15.7	(3.5)	12.2
Covenant-not-to-compete	20	6.4	(0.2)	6.2
Trademark	10	1.5	(0.3)	1.2
	17	54.4	(5.3)	49.1
Indefinite Lived
Trademarks		25.0	—	25.0
Total Intangible Assets		$79.4	$(5.3)	$74.1

Intangible assets consisted of the following at July 31, 2005:

	Weighted Average Amortization Period (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite Lived
Patents	9	$5.8	$(1.6)	$4.2
Contracts	2	3.8	(3.8)	—
Trademark	10	1.5	(0.2)	1.3
Other	10	2.8	(1.2)	1.6
	7	13.9	(6.8)	7.1
Indefinite Lived
Trademarks		25.0	—	25.0
Total Intangible Assets		$38.9	$(6.8)	$32.1

All of our acquired intangible assets with finite lives are being amortized on a straight-line basis. Our amortization expense on intangible assets was $3.2 million, $3.6 million and $3.0 million in fiscal 2006, 2005 and 2004, respectively. Amortization expense of our existing intangible assets for fiscal 2007, 2008, 2009, 2010 and 2011 is estimated at approximately $3.7 million, $3.6 million, $3.5 million, $3.5 million and $3.2 million, respectively.

NOTE 8—OTHER ASSETS

Other assets consisted of the following at July 31:

	2006	2005
Future income tax benefits	$37.1	$38.9
Customer notes receivable and other investments	27.6	19.7
Deferred finance charges	7.0	8.7
Other	6.1	8.3
	77.8	75.6
Less allowance for notes receivable	(2.9)	(7.5)
	$74.9	$68.1

Future income tax benefits arise because certain items are treated differently for financial accounting purposes than for income taxes purposes. We record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying Consolidated Balance Sheets, as well as operating loss and tax credit carryforwards. We evaluate the recoverability of any tax assets recorded on the balance sheet and provide any necessary allowances as required.

Notes receivable and other investments are with customers or customer affiliates and include restructuring of accounts and finance receivables as well as assisting our customers in their financing efforts. As of July 31, 2006 and 2005, approximately 96% and 82%, respectively, of our current and long-term notes receivable and other investments were due from three and four parties, respectively. We routinely evaluate the creditworthiness of our customers and provide reserves if required under the circumstances. Certain notes receivables are collateralized by a security interest in the underlying assets, other assets owned by the debtor and/or personal guarantees.  During fiscal 2006, we realized a loan loss of $6.5 million relating to one of our European customers, which was fully reserved. We may incur losses in excess of our reserves if the financial condition of our customers were to deteriorate or we do not realize the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations to us.

Deferred finance charges relate to our two note issues and indebtedness under bank credit facilities and are ratably amortized over the remaining life of the instruments, or written off at the time of any note redemption or credit facility early termination.

NOTE 9—BANK CREDIT LINES AND LONG-TERM DEBT

At July 31, 2006, we had a five-year $200.0 million senior secured revolving credit facility with a maturity of November 30, 2010. The facility includes an accordion feature under which JLG, subject to obtaining increased commitments from existing or new lenders, may increase the maximum availability of the facility up to $300 million.  In addition, we have a pari passu, $15.0 million cash management facility that expires November 30, 2007.  Both facilities are secured by a lien on substantially all of our domestic assets excluding property, plant and equipment. Availability of credit requires compliance with various covenants, including a requirement that in the event the facility borrowing availability is less than 15%, at any time, or in the event that during the 90-day period following payment of certain bond obligations, the facility borrowing availability is less than 40%, we will maintain a fixed charge coverage ratio (as defined in the senior secured revolving credit facility) of not less than 1.10 to 1.0.  Availability of credit also will be limited by a borrowing base determined on a monthly basis by reference to 85% of eligible domestic accounts receivable and percentages ranging between 25% and 70% of various categories of domestic inventory.  We are required to pay an annual administrative fee of $50 thousand and an annual agency fee of $5 thousand per lender (subject to a minimum of $25 thousand and a maximum of $50 thousand) associated with our senior secured revolving credit facility. We did not borrow from these credit facilities during fiscal 2006. At July 31, 2006, we were in compliance with all terms and conditions of our credit facilities.

On March 22, 2006, we entered into a $10.0 million, 2 1/2% fixed rate, five-year loan that matures on April 1, 2011.  This loan was related to job creation and was extended by Citizens Bank of Pennsylvania in partnership with the Commonwealth of Pennsylvania as a result of our expansion efforts including the reopening of our Sunnyside facility in Bedford, Pennsylvania.

Our long-term debt was as follows at July 31:

	2006	2005
8 3/8% senior subordinated notes due 2012	$113.8	$113.8
8 1/4% senior unsecured notes due 2008	89.5	110.0
Fair value hedging adjustment (a)	(6.3)	(2.9)
Other	13.2	4.1
	210.2	225.0
Less current portion	(2.8)	(0.8)
	$207.4	$224.2

(a)

These hedging adjustments are transactions that we have entered into related to our 8 1/4% senior unsecured notes due 2008 (“2008 Notes”) and our 8 3/8% senior subordinated notes due 2012 (“2012 Notes”).

Interest paid on all borrowings was $21.3 million, $24.5 million and $24.5 million in fiscal 2006, 2005 and 2004, respectively. The aggregate amounts of long-term debt outstanding at July 31, 2006 which will become due in 2007 through 2011 are:  $8.5 million, $89.6 million, $2.9 million, $3.0 million and $2.4 million, respectively.

During the third quarter of fiscal 2005, we used approximately $68.1 million of the net proceeds from the common stock offering to redeem $61.3 million in principal amount of our outstanding 2012 Notes under an “equity clawback” provision that permits a redemption of up to 35% of the aggregate principal amount of the 2012 Notes at a price equal to 108.375% of such principal amount, plus accrued and unpaid interest, at any time prior to June 15, 2005.  We incurred a charge of approximately $3.2 million (after taxes) relating to the extinguishment of debt, net of the deferred gain on the related interest rate swap, and the write-off of deferred financing costs resulting from the redemption of our 2012 Notes. The redemption of our 2012 Notes lowered our interest expense by $5.1 million annually, and it reduced our fiscal 2005 interest expense by $1.5 million.

During the third and fourth quarters of fiscal 2005, we used approximately $16.4 million of the net proceeds from the common stock offering for the acceptance of unsolicited offers by note holders to sell $15.0 million in principal amount of our outstanding 2008 Notes at prices ranging from 105.25% to 106% of such principal amount, plus accrued and unpaid interest.  We incurred a charge of approximately $0.7 million (after taxes) relating to the extinguishment of debt and the write-off of deferred financing costs resulting from the open market purchase of our 2008 Notes. These purchases of our 2008 Notes lowered our interest expense by $1.2 million annually, and it reduced our fiscal 2005 interest expense by $0.4 million.

During the third and fourth quarters of fiscal 2006, we used approximately $22.0 million of cash generated from operations for the acceptance of unsolicited offers by note holders to sell $20.4 million in principal amount of our outstanding 2008 Notes at prices ranging from 104.25% to 105.625% of such principal amount, plus accrued and unpaid interest.  We incurred charges of approximately $0.8 million (after taxes) relating to the extinguishment of debt and the write-off of deferred financing costs resulting from the open market purchases of our 2008 Notes. These purchases of our 2008 Notes will lower our future interest expense by $1.6 million annually and they reduced our fiscal 2006 interest expense by $0.5 million.

At July 31, 2006, the fair values of our $113.8 million in principal amount of outstanding 2012 Notes and our $89.5 million in principal amount of outstanding 2008 Notes were $120.2 million and $93.7 million, respectively, based on quoted market values.   At July 31, 2005, the fair values of our $113.8 million in principal amount of outstanding 2012 Notes and our $110.0 million in principal amount of outstanding 2008 Notes were $120.7 million and $116.0 million, respectively, based on quoted market values.  The fair value of our remaining long-term debt at July 31, 2006 and at July 31, 2005 is estimated to approximate the carrying amount reported in the Consolidated Balance Sheets based on current interest rates for similar types of borrowings.

NOTE 10—LIMITED RECOURSE DEBT FROM FINANCE RECEIVABLES MONETIZATIONS

As a result of the sale of finance receivables through limited recourse monetization transactions, we have $23.7 million of limited recourse debt outstanding as of July 31, 2006. The aggregate amounts of limited recourse debt outstanding at July 31, 2006 becomes due in fiscal 2007 through 2009 as follows: $16.0 million, $7.1million, and $0.6 million, respectively.

NOTE 11—ACCRUED EXPENSES

Our accrued expenses consisted of the following at July 31:

	2006	2005
Accrued payroll and related taxes and benefits	$40.1	$37.2
Accrued income taxes	35.2	17.7
Accrued sales rebate and commissions	22.1	22.7
Accrued warranty	16.7	13.4
Provisions for contingencies	9.5	9.5
Fair value of forward exchange contracts	9.2	—
Other accrued expenses	35.8	48.2
	$168.6	$148.7

NOTE 12—INCOME TAXES

Our foreign and domestic pre-tax accounting income consisted of the following for the years ended July 31:

	2006	2005	2004
Pre-tax income:
United States	$225.3	$85.0	$34.4
Other countries	16.8	8.1	7.5
	$242.1	$93.1	$41.9

Our income tax provision consisted of the following for the years ended July 31:

	2006	2005	2004
Current:
Federal	$86.3	$42.8	$20.2
State	7.2	2.7	(0.2)
Foreign	1.5	6.2	4.2
	95.0	51.7	24.2
Deferred:
Federal	(4.1)	(15.0)	(7.9)
State	2.7	(0.6)	(0.7)
Foreign	(0.8)	(0.2)	(0.3)
	(2.2)	(15.8)	(8.9)
	$92.8	$35.9	$15.3

We made income tax payments of $57.9 million, $39.7 million and $14.7 million in fiscal 2006, 2005 and 2004, respectively. Income tax benefits recorded directly as an adjustment to equity as a result of employee stock awards were $20.4 million, $7.9 million and $0.7 million in fiscal 2006, 2005 and 2004, respectively.

The difference between the U.S. federal statutory income tax rate and our effective tax rate is as follows for the years ended July 31:

	2006	2005	2004
Statutory U.S. federal income tax rate	35%	35%	35%
Increase in contingencies	2	2	—
Effect of export profits taxed at lower rates and federal manufacturing deduction	(1)	(2)	(3)
Effect of earnings sourced in various jurisdictions	1	3	3
Executive compensation	—	1	—
Other	1	—	1
Effective tax rate	38%	39%	36%

Deferred income taxes arise because there are certain items that are treated differently for financial accounting than for income tax purposes. Our components of deferred tax assets and liabilities were as follows at July 31:

	2006	2005
Future income tax benefits — current:
Warranty and product liability	$9.8	$7.9
Accrual for sales allowances	8.1	8.4
Accounts receivable and inventory	5.6	7.2
Accrued payroll and employee-related benefits	4.9	2.1
Other items	1.3	2.2
	29.7	27.8
Non-current deferred assets:
Postretirement benefits	17.8	22.2
Contingencies and product liability	14.4	10.9
Loss carryforwards	4.3	6.2
Other	4.8	3.9
Valuation allowance	(4.2)	(4.3)
	37.1	38.9
Net deferred tax assets	$66.8	$66.7

The current and long-term deferred tax asset amounts are included in other current assets and other asset balances on the Consolidated Balance Sheets.

At July 31, 2006, we had foreign tax loss carryforwards of $5.5 million, which may be carried forward indefinitely. We also have state loss carryforwards of approximately $26.0 million, which will expire between 2007 and 2025.

NOTE 13—EMPLOYEE RETIREMENT PLANS

Substantially all of our U.S. employees participate in defined contribution or non-contributory defined benefit plans. Prior to our sale of the Gradall excavator product line to AGI on February 3, 2006, its employees were covered by union-sponsored, collectively bargained multi-employer pension plans and a union employment contract. Our expense related to funding the multi-employer plan through February 3, 2006 was $0.2 million, $0.4 million and $0.3 million in fiscal 2006, 2005 and 2004, respectively.

We have discretionary, defined contribution retirement plans covering our eligible U.S. employees. Our policy is to fund the cost as accrued. Plan assets are invested in mutual funds and our capital stock. The aggregate expense relating to these plans was $11.0 million, $5.9 million and $4.6 million in fiscal 2006, 2005 and 2004, respectively.

We also have non-qualified defined benefit plans that provide senior management with supplemental retirement (“SERP”), medical and death benefits.

As a result of the sale of the Gradall excavator product line to AGI during the third quarter of 2006, we terminated a significant number of employees.  These employees were hired by AGI and will no longer be eligible for future postretirement or pension benefits from us.  Their termination of employment from JLG was considered a curtailment under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.”  As a result, we recognized a one-time pre-tax accounting credit of $6.7 million that is included in the gain on the sale of the excavator product line and recognized a reduction of $0.5 million in our postretirement benefits expense during fiscal 2006.  In addition, as part of the transaction, AGI assumed the two Gradall defined benefit plans, which included the transfer of all of the assets and obligations of these plans. As a result, we recognized a reduction of $0.6 million in our pension benefits expense during fiscal 2006 and reversed the previously recorded minimum pension liability of $5.5 million.

The following table presents our defined benefit pension and postretirement plans’ funded status and amounts recognized in our consolidated financial statements. We use a measurement date of April 30 for the majority of our defined benefit pension and postretirement plans.

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Change in benefit obligation:
Benefit obligation at beginning of year	$42.2	$33.2	$36.7	$36.3
Service cost	2.0	2.3	1.4	1.6
Interest cost	1.6	2.0	1.8	2.0
Amendments	—	(1.0)	—	—
Change in plan provisions	—	—	—	(4.4)
Actuarial (gain)/loss	0.1	7.7	(0.7)	3.1
Benefits paid	(1.1)	(2.0)	(1.5)	(1.9)
Settlements	(24.9)	—	—	—
Curtailment of plans	—	—	(13.2)	—
Benefit obligation at end of year	$19.9	$42.2	$24.5	$36.7
Change in plan assets:
Fair value of plan assets at beginning of year	$15.7	$14.7	$—	$—
Actual return on plan assets	1.4	0.7	—	—
Contributions	1.0	2.3	1.5	1.9
Benefits paid	(1.1)	(2.0)	(1.5)	(1.9)
Settlements	(17.0)	—	—	—
Fair value of plan assets at end of year	$—	$15.7	$—	$—
Funded status	$(19.9)	$(26.5)	$(24.5)	$(36.7)
Unrecognized net actuarial (gain)/loss	4.8	14.5	(0.3)	10.6
Unrecognized prior service cost	—	(0.7)	(0.9)	(5.0)
Accrued benefit cost	$(15.1)	$(12.7)	$(25.7)	$(31.1)
Amounts recognized in the consolidated balance sheet:
Accrued benefit cost	$(15.1)	$(18.2)	$(25.7)	$(31.1)
Accumulated other comprehensive loss	—	5.5	—	—
Net amount recognized	$(15.1)	$(12.7)	$(25.7)	$(31.1)

Our defined benefit pension plans’ weighted-average asset allocations by asset category consist of the following at July 31:

	2006	2005
Equity securities	—%	70%
Debt securities	—	29
Cash	—	1
	—%	100%

As of July 31, 2006, there were no assets related to our defined benefit pension plans since all of the assets in the trusts for the two Gradall defined benefit plans were transferred to AGI during the third quarter of fiscal 2006 and our SERP is an unfunded plan. Our Administrative Committee manages the operations and administration of all benefit plans and related trusts. The Committee had an investment policy for the assets of the Gradall defined benefit pension plans that established target asset allocations of 70% equity securities and 30% fixed income securities. The Committee established its estimated long-term return on the Gradall plan assets considering various factors, which included the targeted asset allocation percentages, historic returns, and expected future returns. Through February 3, 2006, the Committee reviewed progress towards achieving the Gradall defined benefit pension plans’ and individual managers’ performance objectives.

The funded status of our defined benefit pension plans at July 31, 2005 reflected the effects of negative returns experienced in the global capital markets during fiscal 2003 and fiscal 2002, and a decline in the discount rate used to estimate the pension liability. As a result, the accumulated benefit obligation exceeded the fair value of plan assets. As required by GAAP, the Consolidated Balance Sheet reflected a minimum pension liability of $5.5 million at July 31, 2005. The effect of the funded status of the plan resulted in an increase in accrued benefit costs by $3.1 million and an increase in accumulated other comprehensive loss by $1.9 million, net of tax.

Our accumulated benefit obligation related to all defined benefit pension plans and information related to unfunded and underfunded defined benefit pension plans consisted of the following at July 31:

	2006	2005
All defined benefit pension plans:
Accumulated benefit obligation	$14.5	$33.8
Unfunded defined benefit pension plans:
Projected benefit obligation	19.9	17.6
Accumulated benefit obligation	14.5	12.2
Defined benefit pension plans with an accumulated benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	—	24.5
Accumulated benefit obligation	—	21.6
Fair value of plan assets	—	15.7

Because all of the assets and obligations of the two Gradall defined benefit plans were transferred to AGI during the third quarter of fiscal 2006, the information in the above table at July 31, 2006 only includes information relating to our SERP.

Our components of pension and postretirement expense were as follows for the years ended July 31:

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Service cost	$2.0	$2.3	$2.1	$1.4	$1.6	$2.0
Interest cost	1.6	2.0	2.0	1.8	2.0	2.4
Expected return	(0.6)	(1.2)	(0.9)	—	—	—
Amortization of prior service cost	0.2	0.3	0.3	(0.9)	(0.7)	(0.4)
Amortization of net loss	0.6	0.3	0.5	0.5	0.4	0.9
Curtailment gain recognized	(0.9)	—	—	—	—	—
Settlement loss recognized	0.5	—	—	—	—	—
Curtailment credit for sale	—	—	—	(6.7)	—	—
	$3.4	$3.7	$4.0	$(3.9)	$3.3	$4.9

Effective December 31, 2004, credited service was frozen for a number of participants in one of our retirement plans.  This reduced that plan’s projected benefit obligation by $1.0 million, resulting in a negative unrecognized prior service cost base to be amortized over approximately 14 years.

As a result of changes made to the retiree contribution rates for one of our postretirement plans, we recognized a reduction of $0.7 million to our other postretirement benefits expense in fiscal 2005 and a reduction to that plan’s projected benefit obligation of $4.5 million.

In May 2004, the FASB issued FSP No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” We adopted FSP No. FAS 106-2 during the fourth quarter of fiscal 2004, which reduced our accumulated postretirement benefit obligation by $4.3 million at July 31, 2004 and reduced our fiscal 2005 expense by $0.8 million. Of the $0.8 million reduction in fiscal 2005 expense, $0.3 million was associated with the amortization of the actuarial experience gain, $0.3 million was the resulting reduction in interest costs on the accumulated postretirement benefit obligation and $0.2 million was the reduction in the current period service costs. The adoption of FSP No. FAS 106-2 did not require us to change previously reported information because we elected to defer accounting for the effects of the Act until authoritative guidance on the accounting for the federal subsidy was issued under FSP No. FAS 106-2. Additionally, the accrued benefit obligation and net periodic postretirement benefit cost included in our consolidated financial statements, for the periods prior to the date of adoption, do not reflect the effects of the Act on our plan since we elected prospective application of FSP No. FAS 106-2.

Our weighted average actuarial assumptions as of July 31 were as follows:

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	6.00%	5.50%	6.25%	6.00%	5.50%	6.25%
Expected return on plan assets	—	7.75%	8.0%	—	—	—
Rate of compensation increase	6.00%	4.25%	4.25%	—	—	—

We consider current market conditions, including interest rates, in making these assumptions.  We develop the discount rates by considering the yields available on high-quality fixed income investments with long-term maturities corresponding to the related benefit obligation.  We develop the expected return on plan assets by considering various factors, which include the plan’s targeted asset allocation percentages, historic returns, and expected future returns.  In accordance with GAAP, actual results that differ from the actuarial assumptions are accumulated and amortized to future periods and therefore affect recognized expense and recorded obligations in future periods.

The health care cost trend rate used to determine the postretirement benefit obligation was 10.0% for 2006. This rate decreases gradually to an ultimate rate of 5.3% in 2016, and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported. A one-percentage-point change in these assumed health care cost trend rates would have the following effects:

	One-Percentage-Point
	Increase	Decrease
Postretirement benefit obligation	$1.7	$1.6
Service and interest cost components	$0.6	$0.5

In fiscal 2007, we do not expect to make cash contributions to our SERP. However, we expect to continue to make contributions in fiscal 2007 sufficient to fund benefits paid under our other postretirement benefit plans during that year, net of contributions by plan participants. Such contributions totaled $1.5 million in fiscal 2006. The amounts principally represent contributions required by funding regulations or laws or those related to unfunded plans necessary to fund current benefits.

Based on the same assumptions used to measure our benefit obligations at July 31, 2006, the following table displays the benefits expected to be paid under our defined benefit pension plans and our other postretirement benefit plans for the years ended July 31:

	Pension Benefits	Postretirement Benefits
2007	$0.5	$1.8
2008	1.0	1.9
2009	12.6	2.0
2010	0.5	2.1
2011	0.5	2.2
2012 - 2016	17.6	11.1

The benefits expected to be paid under our other postretirement benefit plans include expected Medicare subsidy receipts of $0.2 million for each fiscal year 2007 through 2011, and $1.2 million for fiscal years 2012 to 2016.

NOTE 14—COMMITMENTS AND CONTINGENCIES

We are a party to personal injury and property damage litigation arising out of incidents involving the use of our products. Our insurance program for fiscal 2006 was comprised of a self-insured retention of $3.0 million per claim for domestic claims, insurance coverage of $2.0 million for international claims and catastrophic coverage for domestic and international claims of $100.0 million in excess of the retention and primary coverage. We contract with an independent firm to provide claims handling and adjustment services. Our estimates with respect to claims are based on internal evaluations of the merits of individual claims and the reserves assigned by our independent insurance claims adjustment firm. We frequently review the methods of making such estimates and establishing the resulting accrued liability, and any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, which generally do not exceed five years. Accrued liabilities for future claims are not discounted.

As of July 31, 2006 and 2005, we had $37.0 million and $31.0 million, respectively, of reserves for product liability claims. These amounts are included in accrued expenses and provisions for contingencies on our Consolidated Balance Sheets. While our ultimate liability may exceed or be less than the amounts accrued, we believe that it is unlikely we would experience losses that are materially in excess of such reserve amounts. The provisions for self-insured losses are included within cost of sales in our Consolidated Statements of Income. As of July 31, 2006 and 2005, there were no insurance recoverables or offset implications and there were no claims by us being contested by insurers.

At July 31, 2006, we are a party to multiple agreements whereby we guarantee $87.3 million in indebtedness of others, including the $24.6 million maximum loss exposure under loss pool agreements related to both finance receivable monetizations and third-party financing. As of July 31, 2006, three customers owed approximately 63% of our total guaranteed indebtedness. Under the terms of these and various related agreements and upon the occurrence of certain events, we generally have the ability, among other things, to take possession of the underlying collateral and/or to demand reimbursement from other parties for any payments made by us under these agreements. At July 31, 2006, we had $3.9 million reserved related to these agreements, including a provision for losses of $0.4 million related to our pledged finance receivables. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves may be required. While we believe it is unlikely that we would experience losses under these agreements that are materially in excess of the amounts reserved, we can provide no assurance that the financial condition of the third parties will not deteriorate resulting in the customers’ inability to meet their obligations and, in the event that occurs, we cannot guarantee that the collateral underlying the agreements will be sufficient to avoid losses materially in excess of those reserved.

We have received notices of audit adjustments totaling $7.1 million from the Pennsylvania Department of Revenue (“PA”) in connection with audits of our fiscal years 1999 through 2003. The adjustments proposed by PA consist primarily of the disallowance of a royalty deduction taken in our income tax returns. We believe that PA has acted contrary to applicable law, and we are disputing its position. While we are continuing the appeal process, PA has denied any relief on our appeals to date.

There can be no assurance that unanticipated events will not require us to increase the amount we have accrued for any matter or accrue for a matter that has not been previously accrued because it was not considered probable.

NOTE 15—LEASES

We lease certain offices, manufacturing facilities, service facilities and equipment. Generally, the leases carry renewal provisions and require us to pay maintenance costs. Rental payments may be adjusted for increases in taxes and insurance above specified amounts.

Our total rental expense for operating leases was $9.4 million, $10.4 million and $9.9 million in fiscal 2006, 2005 and 2004, respectively. At July 31, 2006, our future minimum lease payments under non-cancelable operating leases with initial or remaining terms of more than one year are $7.4 million, $7.2 million, $6.5 million, $3.5 million, $3.2 million and $9.9 million in fiscal 2007, 2008, 2009, 2010, 2011 and thereafter, respectively.

We lease our Oakes, North Dakota facility and certain equipment pursuant to a lease agreement dated February 1, 1999 that expires in February 2014, which is recorded in our consolidated financial statements as a capital lease. Aggregate minimum annual rentals at July 31, 2006 under this lease are as follows:

2007	$0.4
2008	0.4
2009	0.4
2010	0.4
2011	0.4
Thereafter	1.7
Total minimum lease payments	3.7
Less amount representing interest	(.8)
Present value of net minimum lease payments	2.9
Less obligations under capital lease, current portion	(.3)
Obligations under capital lease, less current portion	$2.6

This capital lease obligation is included on the Consolidated Balance Sheets in the current portion of long-term debt and long-term debt, less current portion.

NOTE 16—STOCK-BASED INCENTIVE PLAN

During November 2005, shareholders approved our 2005 Long Term Incentive Plan which authorizes, up to a maximum of 12.4 million shares, the granting of awards to key employees and directors in the form of options to purchase capital stock, restricted shares, stock appreciation rights, bonus shares, performance units and performance shares that can be settled in shares of capital stock or cash.  The Compensation Committee of our Board of Directors determines the number of shares, the term, the frequency and date, the type, the exercise periods, any performance criteria pursuant to which awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of our Plan. Options granted have a maximum term of 10 years and vest in periods ranging from one year to five years.  Restricted shares granted vest in periods ranging from one year to five years.  To date, performance shares granted are based upon our performance over a three-year period.  For all options currently outstanding, the option price is the fair market value of the shares on their date of grant.

We recognize compensation expense for stock option awards and nonvested restricted share awards that vest based on time or market parameters on a straight-line basis over the requisite service period for vesting of the award or to an employee’s eligible retirement date, if earlier and applicable. Performance-based nonvested share awards are recognized as compensation expense based on the fair value on the date of grant, the number of shares ultimately expected to vest and the vesting period. At July 31, 2006, achievement of the performance factor is believed to be probable.  Total stock-based compensation expense included in our Consolidated Statements of Income for fiscal 2006, 2005 and 2004 was $8.7 million ($5.4 million net of tax), $3.5 million ($2.1 million net of tax) and $3.1 million ($1.9 million net of tax), respectively.

As a result of adopting SFAS No. 123R on August 1, 2005, our income before taxes, net income and basic and diluted earnings per share for fiscal 2006 were $3.6 million, $2.2 million and $0.02 lower, respectively, than if we had continued to account for stock-based compensation under APB Opinion No. 25 for our stock option grants.

Prior to the adoption of SFAS No. 123R, we reported all tax benefits resulting from the exercise of stock options as operating cash flows in our Consolidated Statements of Cash Flows. In accordance with SFAS No. 123R, for fiscal 2006, we revised our Consolidated Statements of Cash Flows presentation to report the excess tax benefits from the exercise of stock options as financing cash flows. For fiscal 2006, $20.4 million of excess tax benefits were reported as financing cash flows rather than operating cash flows.  For fiscal 2005 and 2004, the excess tax benefits of $7.9 million and $0.7 million, respectively, were included in operating cash flows.

Net cash proceeds from the exercise of stock options were $18.6 million, $19.8 million and $2.5 million for fiscal 2006, 2005 and 2004, respectively. The actual income tax benefit realized from stock option exercises total $20.5 million, $7.9 million and $0.7 million, respectively, for those same periods.

Information related to our equity compensation plan in effect as of July 31, 2006 is as follows (in thousands, except weighted average exercise price):

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	3,261	$8.52	4,853
Equity compensation plans not approved by security holders	—	—	—
Total	3,261	$8.52	4,853

A summary of our stock option activity is as follows (in thousands, except weighted average exercise price) for the years ended July 31:

	2006		2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding options at the beginning of the year	6,032	$6.57	9,614	$5.87	9,358	$5.58
Options granted	406	18.53	508	14.52	1,152	6.96
Options forfeited or expired	(83)	8.83	(64)	6.39	(234)	5.67
Options exercised	(3,094)	6.01	(4,026)	5.90	(662)	3.80
Outstanding options at the end of the year	3,261	$8.52	6,032	$6.57	9,614	$5.87
Exercisable options at the end of the year	2,216	$6.07	3,740	$6.06	6,274	$6.21

We continue to use the Black-Scholes valuation model to value stock options. We used our historical stock prices as the basis for our volatility assumption. The assumed risk-free rates were based on U.S. Treasury rates in effect at the time of grant. The expected option life represents the period of time that the options granted are expected to be outstanding and were based on historical experience.

As of July 31, 2006, we had $7.2 million of unrecognized compensation expense related to outstanding stock options, which will be recognized over a weighted-average period of 2.0 years.

Our information with respect to stock options outstanding at July 31, 2006 is as follows (in thousands, except weighted average exercise price and aggregate intrinsic value):

	Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$3.95 to $5.46	1,369	6	$4.43	$18.8
5.65 to 7.38	898	7	6.93	10.0
8.49 to 8.85	78	3	8.73	0.7
9.05 to 22.76	916	5	16.17	1.9
	3,261	7	8.52	$31.4

Our information with respect to stock options vested or expected to vest at July 31, 2006 is as follows (in thousands, except weighted average exercise price and aggregate intrinsic value):

	Options Vested or Expected to Vest
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$3.95 to $5.46	1,369	6	$4.43	$18.8
5.65 to 7.38	869	7	6.93	9.6
8.49 to 8.85	77	3	8.73	0.7
9.05 to 22.76	882	9	16.14	1.9
	3,197	7	8.45	$31.0

Our information with respect to stock options exercisable at July 31, 2006 is as follows (in thousands, except weighted average exercise price and aggregate intrinsic value):

	Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$3.95 to $5.46	1,369	6	$4.43	$18.8
5.65 to 7.38	566	7	6.90	6.3
8.49 to 8.85	72	2	8.75	0.7
9.05 to 22.76	209	7	13.58	0.9
	2,216	6	6.07	$26.7

The aggregate intrinsic value in the tables above represents the total pre-tax intrinsic value (difference between our closing stock price on the last trading day of fiscal 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on July 31, 2006.  This amount changes based on the fair market value of our stock.  Total intrinsic value of options exercised for fiscal 2006, 2005 and 2004 was $55.7 million, $17.9 million and $2.1 million, respectively.

A summary of our nonvested restricted stock awards is as follows (in thousands, except weighted-average grant date fair value) for the years ended July 31:

	2006		2005		2004
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at the beginning of the year	888	$9.86	1,809	$4.84	1,446	$4.31
Granted	385	19.04	392	14.21	440	6.92
Vested	(96)	6.50	(1,306)	4.43	(50)	6.40
Forfeited or transferred to deferred compensation plan	(12)	18.46	(7)	7.99	(27)	4.83
Nonvested at the end of the year	1,165	$13.10	888	$9.86	1,809	$4.84

The compensation expense related to nonvested restricted stock awards was $4.6 million, $3.5 million and $3.1 million in fiscal 2006, 2005 and 2004, respectively. As of July 31, 2006, there was $10.0 million of unrecognized compensation expense related to nonvested restricted stock awards.  That cost is expected to be recognized over a weighted-average period of 2.1 years.

During fiscal 2005, we granted performance shares of common stock. Each performance share represents the right to receive one share of common stock based upon our performance over a three-year period. At July 31, 2006 and 2005, achievement of the performance factors were believed to be probable, thus $0.5 million and $8 thousand of compensation expense has been recorded for our performance-based award during fiscal 2006 and 2005, respectively.

NOTE 17—INTEREST EXPENSE, NET OF INTEREST INCOME

Interest expense, net of interest income, consisted of the following for the years ended July 31:

	2006	2005	2004
Interest expense	$27.3	$32.2	$38.1
Interest income	(9.6)	(3.6)	(2.7)
	$17.7	$28.6	$35.4

NOTE 18—SEGMENT INFORMATION

Through the third quarter of fiscal 2006, we were organized and reported the results of operations in three business segments: Machinery, Equipment Services and Access Financial Services. During the fourth quarter of fiscal 2006, we changed our organizational structure such that our operations are now managed in seven business segments: North American Distribution, European Distribution, Rest of World Distribution, Caterpillar Alliance Group, Commercial Solutions Group, ServicePlus and Access Financial Solutions, however because certain segments meet the aggregation criteria of paragraph 17 of SFAS No. 131, ‘Disclosures about Segments of an Enterprise and Related Information” accordingly, for disclosure purposes, we have aggregated our operating segments into four reportable segments: North American Distribution, European Distribution, Rest of World Distribution and Access Financial Solutions. Segment financial information has been restated for all periods presented in order to conform to our new structure.

The North American Distribution segment designs, manufactures and sells aerial work platforms, telehandlers and trailers, as well as an array of complementary accessories that increase the versatility and efficiency of these products for end-users and provides after-sales service and support for our installed base of equipment, including parts sales, extended warranty contracts and equipment rentals, and sells used equipment, provides preventative maintenance service contracts, and remanufactures or reconditions military and other equipment for the North American region.

The European Distribution segment designs, manufactures and sells aerial work platforms and telehandlers, as well as an array of complementary accessories that increase the versatility and efficiency of these products for end-users and provides after-sales service and support for our installed base of equipment, including parts sales, extended warranty contracts and equipment rentals, and sells used and remanufactured or reconditioned equipment for the European region.

The Rest of World Distribution segment sells aerial work platforms, telehandlers and portable light towers, as well as an array of complementary accessories that increase the versatility and efficiency of these products for end-users and provides after-sales service and support for our installed base of equipment, including parts sales and equipment rentals, and sells used and remanufactured or reconditioned equipment for the remainder of the world.

Until February 2006, when we sold the Gradall excavator product line, sales of telescopic hydraulic excavators were included in the North American Distribution, European Distribution and Rest of World Distribution segments based upon the region where the sale was made.

The Access Financial Solutions segment arranges equipment financing and leasing solutions for our customers primarily through third party financial institutions and provides credit support in connection with these financing and leasing arrangements.

We evaluate performance of all the reportable segments, except for the Access Financial Solutions segment, and allocate resources based on operating profit before interest, miscellaneous income/expense and income taxes. We evaluate performance of the Access Financial Solutions segment and allocate resources based on its operating profit less interest expense. Intersegment sales and transfers are not significant. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Our business segment information consisted of the following for the years ended July 31:

	2006	2005	2004
Revenues:
North American Distribution	$1,704.0	$1,329.6	$930.8
European Distribution	407.2	261.6	177.4
Rest of World Distribution	166.8	130.0	69.9
Access Financial Solutions	11.4	13.8	15.9
	$2,289.4	$1,735.0	$1,194.0
Segment profit (loss):
North American Distribution (a)	$254.2	$114.3	$92.5
European Distribution	39.0	21.5	3.8
Rest of World Distribution	39.4	32.5	15.3
Access Financial Solutions	4.9	4.4	1.7
General corporate	(77.6)	(58.8)	(48.3)
Segment profit	259.9	113.9	65.0
Add Access Financial Solutions’ interest expense	3.1	6.4	10.9
Operating income	$263.0	$120.3	$75.9

Depreciation and amortization:
North American Distribution	$16.8	$19.3	$20.4
European Distribution	9.5	6.7	2.9
Rest of World Distribution	0.4	0.4	0.4
Access Financial Solutions	0.3	0.9	0.7
General corporate	1.6	1.6	1.3
	$28.6	$28.9	$25.7

(a)          Includes $14.6 million in fiscal 2006 related to the gain on the sale of the Gradall excavator product line.

	2006	2005	2004
Expenditures for long-lived assets:
North American Distribution	$47.4	$31.1	$28.6
European Distribution	25.5	12.2	9.2
Rest of World Distribution	0.7	0.8	0.4
Access Financial Solutions	—	0.2	0.3
General corporate	2.5	2.3	0.6
	$76.1	$46.6	$39.1
Assets:
North American Distribution	$580.3	$511.9	$535.2
European Distribution	327.7	281.6	204.0
Rest of World Distribution	46.9	54.1	28.3
Access Financial Solutions	77.6	111.1	191.2
General corporate	364.8	244.9	68.7
	$1,397.3	$1,203.6	$1,027.4

Our segment sales by major customers as a percentage of total segment revenues consisted of the following for the years ended July 31:

	2006	2005	2004
North American Distribution
Customer A	17%	18%	16%
Customer B	14%	—%	10%
Customer C	12%	13%	—%
European Distribution
Customer D	12%	—%	—%
Customer E	10%	13%	—%
Rest of World Distribution
Customer H	—%	11%	11%
Access Financial Solutions
Customer A	—%	—%	10%
Customer F	14%	16%	17%
Customer G	12%	—%	—%
Customer I	—%	—%	17%

Our revenues by product group consisted of the following for the years ended July 31:

	2006	2005	2004
Aerial work platforms	$1,159.8	$888.0	$562.0
Telehandlers	776.0	511.8	358.9
Excavators	26.8	61.6	52.7
After-sales service and support, including parts sales, and used and reconditioned equipment sales	305.7	252.4	196.6
Financial products	11.1	11.9	15.2
Rentals	10.0	9.3	8.6
	$2,289.4	$1,735.0	$1,194.0

We manufacture our products in the United States, Belgium and France and sell these products globally, but principally in North America, Europe, Australia and South America. No single foreign country accounts for revenues that are significant to the consolidated operations.

Our revenues by geographic region consisted of the following for the years ended July 31:

	2006	2005	2004
United States	$1,678.7	$1,311.5	$923.7
Europe	408.5	264.0	178.4
Other	202.2	159.5	91.9
	$2,289.4	$1,735.0	$1,194.0

The value of our long-lived assets by geographic region were as follows at July 31:

	2006	2005	2004
United States	$164.2	$110.1	$121.6
Europe	27.7	28.9	24.5
Other	2.0	1.6	1.8
	$193.9	$140.6	$147.9

NOTE 19—COMPREHENSIVE INCOME

SFAS No. 130, “Reporting Comprehensive Income,” defines comprehensive income as non-stockholder changes in equity. Our accumulated other comprehensive loss consisted of the following at July 31:

	2006	2005
Aggregate translation adjustments	$(13.5)	$(12.2)
Minimum pension liability adjustment, net of deferred tax benefit	—	(3.4)
	$(13.5)	$(15.6)

Translation adjustments are not generally adjusted for income taxes as they relate to indefinite investments in foreign subsidiaries.

NOTE 20—SHAREHOLDER RIGHTS PLAN

We declared a distribution of one Right for each outstanding share of capital stock to shareholders of record at the close of business on June 15, 2000. Each Right entitles the registered holder to purchase from us one-tenth of a share of our capital stock at a purchase price of $20 per whole share of our capital stock. The Rights will expire on May 24, 2010 unless redeemed earlier by us or exchanged for capital stock.

Separate certificates for Rights will not be distributed, nor will the Rights be exercisable unless a person or group (an “Acquiring Person”) acquires 15% or more, or announces an offer that could result in acquiring 15% or more of our capital shares, unless such acquisition or offer is pursuant to a Permitted Offer approved by a majority of directors who are not our officers or affiliates of the Acquiring Person. Following an acquisition of 15% or more of our capital shares (a “Stock Acquisition”), other than pursuant to a Permitted Offer, each Rightholder, except the 15% or more stockholder, has the right to receive, upon exercise, capital shares valued at twice the then applicable exercise price of the Right (or, under certain circumstances, cash, property or other of our securities.)

Similarly, unless certain conditions are met, if we engage in a merger or other business combination following a Stock Acquisition where we do not survive or where part of our capital shares are exchanged or converted into securities, cash or property of another person, or if 50% or more of our assets or earning power is sold or transferred, the Rights become exercisable for shares of the acquirer’s stock having a value of twice the exercise price (or, under certain circumstances, cash or property). The Rights are not exercisable, however, until our right of redemption described below has expired.

At any time until 10 business days following public announcement that a 15% or greater position has been acquired in our stock, a majority of our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0005 per Right, payable, at the election of such majority of our Board of Directors, in cash or shares of our capital stock. Immediately upon the action of a majority of our Board of Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

NOTE 21—SUBSEQUENT EVENT

Effective September 1, 2006, we eliminated eligibility for the retiree medical program for current employees who do not meet defined criteria based on age and years of service.  Additionally, we will phase out our subsidy for the retiree medical program effective January 1, 2009.  We anticipate these actions will result in reductions to the postretirement plan obligations of $21.2 million.  We will recognize these changes as a negative plan amendment beginning in the second quarter of fiscal 2007.

NOTE 22—UNAUDITED QUARTERLY FINANCIAL INFORMATION

Our unaudited financial information was as follows for the fiscal quarters within the years ended July 31:

	Revenues	Gross Profit	Net (Loss) Income	Earnings (loss) Per Common Share	Earnings (loss) Per Common Share— Assuming Dilution
2006
October 30	$477.7	$94.9	$27.9	$.27	$.27
January 29	494.4	95.9	27.4	.26	.26
April 30	629.6	118.1	46.2	.44	.43
July 31	687.7	134.1	47.8	.45	.45
	$2,289.4	$443.0	$149.3	$1.43	$1.40
2005
October 31	$306.7	$25.7	$(8.7)	$(.10)	$(.10)
January 30	353.4	54.0	7.5	.09	.08
May 1	505.4	97.9	22.7	.24	.24
July 31	569.5	109.6	35.7	.35	.35
	$1,735.0	$287.2	$57.2	$.61	$.60

Results for the third quarter of fiscal 2006 included a gain of $14.6 million ($8.8 million net of tax or $0.08 per diluted share) related to the sale of the Gradall excavator product line.

The sum of the individual quarterly earnings (loss) per basic and diluted share may not equal the fiscal year earnings per basic and diluted share due to changes in the number of common shares outstanding during the year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
JLG Industries, Inc.
McConnellsburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of JLG Industries, Inc. as of July 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended July 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JLG Industries, Inc. at July 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 16 to the notes to consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment,” effective August 1, 2005.

Baltimore, Maryland
September 15, 2006